Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

September 20, 2024

Voya Financial, Inc.

230 Park Avenue

New York, NY 10169

Ladies and Gentlemen:

We have acted as counsel for Voya Financial, Inc., a Delaware corporation (the “Company”), in connection with the purchase by the several underwriters (the “Underwriters”) listed in Schedule I to the Underwriting Agreement dated September 13, 2024 (the “Underwriting Agreement”), among the Company, Voya Holdings Inc., a Connecticut corporation (the “Guarantor” and, together with the Company, the “Opinion Parties”), BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives (the “Representatives”) of the Underwriters, of $400,000,000 aggregate principal amount of 5.000% Notes due 2034 (the “Notes”) issued under an Indenture, dated as of July 13, 2012 (the “Base Indenture”), between the Company (f/k/a ING U.S., Inc.), the Guarantor (f/k/a Lion Connecticut Holdings Inc.) and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture, dated as of September 20, 2024 (the “Eighth Supplemental Indenture”), among the Company, the Guarantor and the Trustee (the Base Indenture, as supplemented by the Eighth Supplemental Indenture, being herein called the “Indenture”). The Notes will be guaranteed on an unsecured, senior basis (the “Guarantees”) by the Guarantor.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinions expressed herein, we have examined:

(i) the Registration Statement on Form S-3, File Nos. 333-262924 and 333-262924-01, as amended by Pre-Effective Amendment No. 1, filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 23, 2022 and November 9, 2022, respectively, and effective November 15, 2022, including the exhibits thereto and the base prospectus constituting a part thereof and including the documents incorporated by reference therein (such Registration Statement, as amended, the “Registration Statement”), relating to the offering from time to time of the securities referred to therein pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”);

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(ii) the preliminary prospectus supplement dated September 13, 2024 and the final prospectus supplement dated September 13, 2024 (the “Prospectus Supplement”), including the documents incorporated by reference therein, filed with the Commission pursuant to Rule 424 promulgated under the Act;

(iii) the Underwriting Agreement;

(iv) the Indenture;

(v) the executed copies of the global notes evidencing the Notes; and

(vi) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof, the Amended and Restated Bylaws of the Company, as amended to the date hereof, and the corporate actions taken by the Company in connection with the Indenture, the issuance of the Notes and the Guarantees.

We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records and other records, agreements, documents, certificates and instruments, and have reviewed such authorities of law, as we have deemed relevant and necessary as a basis for our opinions hereinafter set forth.

On the basis of and subject to the foregoing and the qualifications set forth in Annex I attached hereto, we are of the opinion that:

1. Assuming the due authorization, execution and delivery of the Eighth Supplemental Indenture by the Trustee and the Guarantor, the Eighth Supplemental Indenture is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by the effect of bankruptcy, insolvency, receivership, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

2. Assuming the due authorization, execution and delivery of the Eighth Supplemental Indenture by the Trustee and the Guarantor, the Eighth Supplemental Indenture is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the same may be limited by the effect of bankruptcy, insolvency, receivership, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

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3. The Notes represent legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by the effect of bankruptcy, insolvency, receivership, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

4. The Guarantees represent legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, except as the same may be limited by the effect of bankruptcy, insolvency, receivership, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company filed with the Commission on the date hereof and thereby incorporated by reference into the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Yours very truly,

/s/ Faegre Drinker Biddle & Reath LLP

FAEGRE DRINKER BIDDLE & REATH LLP

ANNEX I

TO OPINION LETTER

In rendering the accompanying opinion letter, we wish to advise you of the following additional qualifications to which such opinion letter is subject:

(a) We have relied, as to certain relevant facts, upon representations made by the Opinion Parties in the Underwriting Agreement, the Indenture and the Notes (collectively, the “Transaction Documents”), upon the assumptions set forth herein, and upon certificates of, and information provided by, public officials and officers and employees of the Opinion Parties reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation.

(b) Our opinion letter is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware (the “Covered Laws”), and we express no opinion as to the effect on the matters covered by our opinions of any other law.

(c) We express no opinion as to whether, or to the extent of which, the laws of any particular jurisdiction apply to the subject matter hereof, including without limitation the enforceability of the governing law provisions contained in the Transaction Documents, except to the extent such provision would be enforceable based on Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

(d) We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Opinion Parties have sufficient legal capacity to enter into and perform, on behalf of the Opinion Parties, the transaction in question and to carry out their role in the transaction; (ii) each party to each Transaction Document (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such Transaction Document enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company or the Guarantor; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document, including electronic signatures, are genuine; (v) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Covered Laws, are publicly available to lawyers practicing in the jurisdictions the laws of which are addressed by this opinion letter (the “Opining Jurisdictions”); (vi) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (vii) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (viii) the conduct of the parties to or having rights under any instrument or agreement relevant hereto has complied with any requirement of good faith, fair dealing and conscionability; (ix) there are no agreements or understandings among the parties, written or oral, and there is

Annex I-1

no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto; (x) the Guarantor is duly incorporated, validly existing and in good standing under the laws of the State of Connecticut; (xi) the Guarantor has the power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby; (xii) the execution and delivery by the Guarantor of the Transaction Documents to which it is a party, the performance by the Guarantor of its obligations thereunder and the consummation by the Guarantor of the transactions contemplated thereby have been properly authorized by all necessary corporate action on the part of the Guarantor; and (xiii) the Transaction Documents to which the Guarantor is a party have been duly executed and delivered by the Guarantor. We note that you have, to the extent you deemed advisable, received opinions with respect to certain of the foregoing matters from other counsel for the Guarantor.

(e) Without limiting any other qualifications set forth herein, the opinions expressed in the accompanying opinion letter regarding the enforceability of certain Transaction Documents are subject to the effect of generally applicable laws that (i) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or to the extent such provisions are contrary to public policy; (ii) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (iii) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (iv) limit the availability of a remedy under certain circumstances where another remedy has been elected; (v) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) limit the enforceability of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (viii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (ix) may require mitigation of damages; or (x) provide a time limitation after which rights may not be enforced (i.e., statutes of limitation).

(f) We express no opinion as to the enforceability or effect in any Transaction Document of (i) any usury, fraudulent transfer, fraudulent conveyance or voidable transactions “savings” provision; (ii) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction) (except to the extent such agreement would be enforceable based on Section 5-1402 of the General Obligations Law of the State of New York), any provision

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restricting access to courts (including without limitation agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any provision relating to evidentiary standards, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (iii) any provision waiving or otherwise modifying legal, statutory or equitable defenses or other procedural, judicial or substantive rights; (iv) any provision that authorizes one party to act as attorney-in-fact for another party; (v) any provision that provides for set-off or similar rights; (vi) any provision that imposes increased interest rates or late payment charges upon overdraft, delinquency in payment or default, or provides for the compounding of interest or the payment of interest on interest; or (vii) any provision that provides for the payment of premiums or liquidated damages (whether or not denominated as such).

(g) We hereby advise you that (i) in the absence of an effective waiver or consent, a guarantor or other accommodation party may be discharged from its guaranty, accommodation security or other support to the extent the supported obligations are modified or other action or inaction by a creditor increases the scope of the accommodation party’s risk or otherwise detrimentally affects its interests (such as by impairing the value of collateral securing the supported obligations, negligently administering the supported obligations, or releasing the borrower or another guarantor or co-accommodation party); and (ii) a guarantor or other accommodation party may have the right to revoke its guaranty, accommodation security or other support with respect to supported obligations incurred after the revocation, notwithstanding the absence of an express right of revocation in the documents providing for support.

(h) The opinions herein expressed are limited to the specific issues addressed and to facts and laws existing on the date hereof. In rendering these opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any change in facts, which may occur after the date hereof.

(i) The opinions expressed herein do not address compliance with fiduciary duty and conflict of interest requirements.

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